Exhibit 99.1

[Letterhead of Immtech Pharmaceuticals, Inc.]


CONTACT:  F. C. Thompson:  877-898-8038


Immtech Receives Expanded Funding Commitment to Develop Pafuramidine Maleate (DB289) for African Sleeping Sickness

VERNON HILLS, Ill., May 23/PRNewswire-FirstCall/ -- Immtech Pharmaceuticals, Inc. (Amex: IMM - News) announced today that it has entered agreements with the University of North Carolina Chapel Hill (UNC-Chapel Hill) to provide expanded funding and support for Immtech's development of its oral drug candidate, pafuramidine maleate (DB289), to treat African sleeping sickness (trypanosomiasis).

Immtech and its scientific consortium member, UNC-Chapel Hill, have amended and restated the clinical research subcontract dated March 31, 2001. Dr. Richard R. Tidwell, a professor in the UNC-Chapel Hill schools of medicine and pharmacy, is principal investigator for the project. In addition, Immtech and its scientific consortium members, including UNC-Chapel Hill, Auburn University, Duke University and Georgia State University, amended and restated the License Agreement dated January 28, 2002.

UNC-Chapel Hill leads an international consortium, with the aim to develop, register, and manufacture pafuramidine to treat trypanosomiasis. Pafuramidine is currently in phase III clinical trials in Angola, Sudan and the Democratic Republic of Congo. Pafuramidine's stable and convenient formulation could make it easier to treat more patients and, upon regulatory approval, it could be the first oral therapy for trypanosomiasis.

Daniel Schmitt, Vice President of Licensing and Commercial Development of Immtech Pharmaceuticals, stated, "Pafuramidine's development is key to creating an effective treatment for trypanosomiasis. The expanded funding of this program with the Consortium will allow Immtech to rapidly complete the development and registration of pafuramidine. We are also very pleased with the new terms of the amended agreements, which provide an improved framework for Immtech and our Consortium partners to expand and advance various scientific programs with Immtech's licensed technology."

The UNC-Chapel Hill led consortium, of which Immtech is the commercial partner, has received $40 million in funding from the Bill & Melinda Gates Foundation to support the Consortium to Develop New Drugs for Protozoan Diseases. This includes a $22.6 million grant announced today, plus a $2.3 million grant announced in April 2003, and a $15.1 million grant announced in December 2000.

About Immtech

Immtech Pharmaceuticals, Inc. is focused on developing and commercializing drugs to treat infectious diseases, and the Company is expanding its targeted markets by applying its proprietary pharmaceutical platform to treat other disorders. Immtech has advanced clinical programs that include new oral treatments for Pneumocystis pneumonia (PcP), malaria, and trypanosomiasis (African Sleeping Sickness), and a well defined, expanding library of compounds targeting fungal infections, as well as Hepatitis C and other serious diseases. Immtech holds the exclusive worldwide licenses to patents, patent applications and technology for products derived from a proprietary pharmaceutical platform. For additional information, please go to http://www.immtechpharma.com

"Safe Harbor" Statement under the Private Securities Reform Act of 1995:
Statements in this press release regarding Immtech International, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.